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                                                                Exhibit No. 99.2

           [On Letterhead of Aston Bell, Certified Public Accountant]

                         INDEPENDENT ACCOUNTANT'S REPORT

Corporate Asset Backed Corporation, (as Depositor)
445 Broad Hollow Road, Suite 239
Melville, NY 11747

U.S. Bank Trust National Association
Corporate Trust Services
100 Wall Street, Suite 1600
New York, NY 10005

Re: CABCO Series 2004-101 Trust (Goldman Sachs Capital I) (the "Trust")

Ladies and Gentlemen:

We have examined assertions of Corporate Asset Backed Corporation (the "Depositor") and U.S. Bank Trust National Association, (the "Trustee" and, together with the Depositor, the "Management") that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Trust Agreement dated as of May 20, 2004, (the "Trust Agreement") in respect of the CABCO Series 2004-101 Trust (Goldman Sachs Capital I) (the "Trust"), during the periods covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2006 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management's assertions based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2006.


/s/ Aston Bell, CPA

New York, New York
March 14, 2007